Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LHC Group, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-225718 and 333-224140 on Form S-8 of LHC Group, Inc. of our reports dated February 27, 2020, with respect to the consolidated balance sheets of LHC Group, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of LHC Group, Inc. and subsidiaries. Our report refers to a change in the method of accounting for leases.
/s/ KPMG LLP
Baton Rouge, Louisiana
February 27, 2020